Exhibit 23.1

Consent of LJ Soldinger Associates, LLC, Independent Registered Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-289176) of our report dated April 10, 2026, relating to the consolidated financial statements of Alt5 Sigma Corporation, which report appears in this Annual Report on Form 10-K for the year ended December 27, 2025.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

April 10, 2026